Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Files No. 333-91650; 333-122128; 333-137644; 333-139688; 333-148774; 333-198519) pertaining to Optibase Ltd. of our report, dated March 28, 2019, with respect to the consolidated balance sheets of 300 River Holdings LLC as of December 31, 2018 and 2017, and the related consolidated statements of operations, members' deficit, and cash flows for each of the years in the three-year period ended December 31, 2018, included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
New York, New York
March 28, 2019